     As filed with the Securities and Exchange Commission on October 14, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RETAIL VENTURES, INC.
(Exact name of Registrant as specified in its charter)

Ohio	20-0090238
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

James A. McGrady
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Retail Ventures, Inc.
Columbus, Ohio 43224
(614) 471-4722
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Susan E. Brown, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
(614) 464-6400
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of securities to be	Amount to be	offering price per	Proposed maximum
registered	registered(1)	share(2)	aggregate offering price(2)	Amount of registration fee
Common Shares, without par value	10,672,290	$9.175	$97,918,260.75	$11,524.98

(1)	Based upon the estimated maximum number of common shares that may be sold by the selling shareholders. Pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional common shares of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)	Pursuant to Rule 457(c), the proposed maximum offering price per common share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sale prices of the common shares on the New York Stock Exchange on October 13, 2005.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 14, 2005
PROSPECTUS
10,672,290
RETAIL VENTURES, INC.
Common Shares
(without par value)
     The selling shareholders identified in this prospectus are offering for sale from time to time up to 10,672,290 of our common shares that are issuable to the selling shareholders upon the exercise of warrants held by the selling shareholders. The selling shareholders acquired the warrants from us in a private placement that is more fully described beginning on page 2 of this prospectus under the heading “Selling Shareholders.” We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.
     The selling shareholders may offer the shares from time to time through public or private transactions, at prevailing market prices or at privately negotiated prices, or through any other means described in this prospectus under the heading “Plan of Distribution.”
     Our common shares are listed on the New York Stock Exchange under the symbol “RVI.” The closing price of our common shares on the New York Stock Exchange on October 13, 2005 was $9.19.
INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISKS. TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING OUR COMMON SHARES, SEE EXHIBIT 99 TO OUR FORM 10-Q FOR THE QUARTER ENDED JULY 30, 2005, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2005, AND INCORPORATED HEREIN BY REFERENCE.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 14, 2005.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to provide you with additional or different information. If anyone has provided you with additional or different information, you should not rely on it. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of our common shares.
     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Company”, “we”, “us”, and “our” refer to Retail Ventures, Inc. (“Retail Ventures”) and its wholly owned subsidiaries, including but not limited to, Value City Department Stores LLC (“Value City”) and Filene’s Basement, Inc. (“Filene’s Basement”), and references in this prospectus to “DSW” refer to DSW Inc., a controlled subsidiary of Retail Ventures, and its wholly-owned subsidiary, DSW Shoe Warehouse, Inc. (“DSWSW”).

The Company
     On October 8, 2003, the Company reorganized its corporate structure into a holding company form whereby Retail Ventures became the successor issuer to Value City Department Stores, Inc. (“VCDS”). As a result of the reorganization, VCDS became a wholly-owned subsidiary of Retail Ventures. In connection with the reorganization, holders of common shares of VCDS became holders of an identical number of common shares of Retail Ventures.
     We are currently managed in three operating segments: Value City, DSW and Filene’s Basement.
•	Value City. We operate a chain of 114 off-price department stores located in the Midwestern, Eastern and Southern United States, principally under the name Value City. For over 80 years, our strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices.

•	DSW. We also operate a chain of 192 DSW stores located throughout the United States. The DSW stores are upscale shoe stores offering a wide selection of branded dress and casual footwear below traditional retail prices. On July 5, 2005, DSW completed its initial public offering, or IPO, of 16,171,875 Class A common shares at $19 per share. Following the DSW IPO, Retail Ventures owns approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares.

•	Filene’s Basement. Finally, we operate 27 Filene’s Basement stores located primarily in major metropolitan areas such as Boston, New York City, Atlanta, Chicago and Washington, D.C. Filene’s Basement focuses on providing top tier brand names at everyday low prices for men’s and women’s apparel, jewelry, shoes, accessories and home goods.
Special Note Regarding Forward-Looking Information
     The information incorporated by reference herein contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those identified by the words “believes,” “anticipates,” “expects” and other similar terms. These “forward-looking” statements reflect management’s expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially from those expressed in forward-looking statements include: decline in demand for our merchandise; our inability to achieve our business plans and expected cash flow from operations; vendors and their factor relations; flow of merchandise; compliance with our credit agreements; our ability to strengthen our liquidity and increase our credit availability; the availability of desirable store locations on suitable terms; changes in consumer spending patterns, marketing strategies, consumer preferences and overall economic conditions; the impact of competition and pricing, changes in weather patterns; seasonality of operations; changes in fuel and energy costs; changes in existing or potential duties, tariffs or quotas; paper and printing costs; the ability to hire and train associates; development of management information systems; and other factors included in Exhibit 99 to our Form 10-Q for the quarter ended July 30, 2005, filed with the Securities and Exchange Commission on September 13, 2005, and incorporated herein by reference.
     Any forward-looking statement speaks only as of the date on which it is made, or if no date is stated, as of the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     You should read this prospectus, the registration statement of which this prospectus is a part, and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR ANY OTHER REASON.
Use of Proceeds
     We will not receive any proceeds from the sale of our common shares by the selling shareholders. The proceeds from the sale of the common shares offered pursuant to this prospectus are solely for the account of the selling shareholders.
     The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and fees and expenses of our counsel and our accountants.
Selling Shareholders
     The following table sets forth the name of each selling shareholder, the number of shares owned by each selling shareholder prior to this offering (including shares that such selling shareholder can acquire upon exercise of the warrants held by such selling shareholder), the number of shares that may be offered under this prospectus and the number of our common shares to be owned by each selling shareholder after this offering is completed, assuming that all offered shares are sold as contemplated herein and thereafter none of the offered shares will be held by the selling shareholders:

		Number of	Common Shares
	Number of Common Shares	Common	to be Beneficially Owned
	Beneficially Owned Prior	Shares Being	After Offering
Name of Selling Shareholder	to Offering	Offered	Number	Percentage
Cerberus Partners, L.P. (1)	10,407,502	10,407,502	0	0
Back Bay Capital Funding LLC (2)	264,788	264,788	0	0

(1)	Cerberus Partners, L.P., a Delaware limited partnership (“Cerberus”), is the holder of term loan warrants to purchase 1,388,752 common shares and conversion warrants to purchase 8,333,333 common shares, all at an exercise price of $4.50 per share, subject to adjustment. In addition, the term loan warrants held by Cerberus are exercisable for up to 685,417 additional common shares at an exercise price of $4.50 per share, subject to adjustments, if, and to the extent, common shares are issued on exercise of conversion warrants prior to the exercise in full of the term loan warrants.
Under the terms of the warrants, Cerberus may not exercise the warrants, to the extent such exercise would cause Cerberus, together with its affiliates, to beneficially own a number of our common shares which would exceed 9.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the additional warrants which have not been exercised. The number of shares in the first and second column does not reflect this limitation. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company held by Cerberus.
(2)	Back Bay Capital Funding LLC (“Back Bay”), an unrelated entity, is the holder of term loan warrants to purchase an aggregate of 177,288 of our common shares at an exercise price of $4.50 per share, subject to adjustments. These warrants are exercisable for up to 87,500 additional common shares at an exercise price of $4.50 per share, subject to adjustments, if, and to the extent, common shares are issued on exercise of conversion warrants prior to the exercise in full of the term loan warrants.
     Pursuant to an amended and restated registration rights agreement dated as of July 5, 2005, by and among the Company, Cerberus, Back Bay and Schottenstein Stores Corporation (“SSC”), an affiliate of the Company, we agreed to file the registration statement of which this prospectus is a part to register for resale our common shares underlying the warrants held by each of Cerberus, Back Bay and SSC. Throughout this prospectus, when we refer to the “selling shareholders,” we mean Cerberus and Back Bay, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling shareholders’ interests, and when we refer to the shares being registered on behalf of the selling shareholders, we are referring to our common shares issuable upon the exercise of the warrants.
     The selling shareholders may sell some, all or none of the common shares being registered. We do not know when the warrants may be exercised or how long the selling shareholders may hold the common shares before selling them. We currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the common shares. The warrant shares will not be eligible to be offered pursuant to this prospectus until the related warrants are exercised.
     Information about the selling shareholders may change over time.
Material Relationships of Cerberus and Back Bay with the Company and its Affiliates
     The Value City Term Loan Facility. Pursuant to a term loan agreement entered into on June 11, 2002, each of Cerberus and SSC provided VCDS, the predecessor to Value City, and the other Retail Ventures affiliates named as co-borrowers, with a separate $50 million term loan comprised of two tranches with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. Effective July 5, 2005, these loans were paid in full.
     In connection with the second tranche of the term loans, VCDS issued to Cerberus and SSC warrants to purchase an aggregate of 2,954,792 common shares of VCDS at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase VCDS common shares originally issued in connection with the second tranche of their term loans. As a result of our reorganization into holding company form in 2003, the warrants became exercisable for common shares of Retail Ventures.
     Effective July 5, 2005, the Company amended the issued and outstanding term loan warrants to provide the warrant holders the right, from time to time, in whole or in part, to (A) acquire Retail Ventures’ common shares at the then current exercise price (subject to anti-dilution provisions), (B) acquire from Retail Ventures Class A common shares of DSW at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO (subject to anti-dilution provisions), or (C) acquire a combination thereof. The warrants permit exercise for cash or by cancellation of a number of shares having a value equal to the exercise price (a “cashless exercise”). The term loan warrants are exercisable from time to time until 5:00 P.M., New York City time, on June 11, 2012.

     The Value City Senior Subordinated Convertible Loan Facility. In connection with an amended and restated senior subordinated convertible loan agreement entered into on June 11, 2002, Cerberus purchased from SSC 50% of a $75,000,000 convertible loan to VCDS. The portion of the convertible loan purchased by Cerberus was convertible at Cerberus’ option into 8,333,333 common shares of VCDS at an initial conversion price of $4.50 per share, subject to conversion price adjustments. As a result of our reorganization into holding company form in 2003, the convertible loan became convertible into common shares of Retail Ventures. The maturity date of this loan is June 10, 2009.
     Effective July 5, 2005, Value City repaid $12,500,000 of Cerberus’ portion of the convertible loan, the remaining $25,000,000 of Cerberus’ portion of the convertible loan was converted into a non-convertible loan, and Retail Ventures issued to Cerberus conversion warrants to purchase 8,333,333 common shares of Retail Ventures at the conversion price then in effect ($4.50 per share). The conversion warrants are exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the conversion warrants, Cerberus has the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the exercise price (subject to antidilution provisions), (ii) acquire from Retail Ventures Class A common shares of DSW at an exercise price per share equal to the price of the shares sold to the public in DSW’s initial public offering (subject to antidilution provisions similar to those in the term loan warrants) or (iii) acquire a combination thereof. The conversion warrants permit exercise for cash, by cashless exercise or by surrender of a principal amount of the non-convertible loan equal to the exercise price.
     Under the terms of the term loan warrants and the conversion warrants, Cerberus may not exercise warrants, to the extent such exercise would cause Cerberus, together with its affiliates, to beneficially own a number of our common shares which would exceed 9.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the additional warrants which have not been exercised.
Plan of Distribution
     The selling shareholders may, from time to time, sell any or all of their common shares issued upon exercise of the warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling common shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such common shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling shareholders may also sell common shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.
     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver common shares in connection with these trades.
     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated. The selling shareholders have advised us that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of common shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of common shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares if liabilities are imposed on that person under the Securities Act of 1933.
     The selling shareholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to included the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
     The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
     The selling shareholders and any broker-dealers or agents that are involved in selling the common shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with an underwriter or coordinating broker acting in connection with a proposed sale of common shares by any seller shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of their common shares, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.
Interests of Named Experts and Counsel
     Julia A. Davis, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President and General Counsel of Retail Ventures. As of October 14, 2005, Ms. Davis does not own any common shares and holds options, which are not yet exercisable, to acquire 24,000 common shares.
Where You Can Find More Information
     Retail Ventures is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including Retail Ventures. Retail Ventures’ common shares are listed and traded on The New York Stock Exchange under the symbol “RVI.”. These reports, proxy and information statements and other information can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     Retail Ventures has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is hereby made to the registration statement and all amendments and exhibits thereto.
Incorporation of Certain Information by Reference
     The Securities and Exchange Commission allows “incorporation by reference” into this prospectus of information that Retail Ventures files with the Securities and Exchange Commission. This permits Retail Ventures to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the Securities and Exchange Commission subsequent to the date of this prospectus and prior to the termination of the offering will automatically be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents that have been filed with the Securities and Exchange Commission:
1.	The description of the common shares of Retail Ventures set forth in the Registration Statement on Form S-8, filed on July 13, 2004;

2.	Annual Report on Form 10-K, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A, for the fiscal year ended January 29, 2005;

3.	Quarterly Reports on Form 10-Q for the quarters ended July 30, 2005 and April 30, 2005;

4.	Current Reports on Form 8-K filed on September 8, 2005 (as amended on September 12, 2005), July 11, 2005, July 5, 2005, June 9, 2005, June 7, 2005, May 4, 2005, April 18, 2005, April 15, 2005, April 5, 2005, March 15, 2005, March 14, 2005 and March 9, 2005; and

5.	Proxy Statement for the Annual Meeting of Shareholders held on June 28, 2005.
     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722, Attn: Julia A. Davis.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
     Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various costs and expenses, payable by us in connection with the offering of common shares being registered. All the amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$11,524.98
Legal fees and expenses	45,000.00
Accounting fees and expenses	2,500.00
Printing expenses	5,000.00
Miscellaneous	10,000.00

TOTAL	$74,024.98
     Item 15. Indemnification of Directors and Officers.
     Article SEVENTH of the Retail Ventures’ First Amended and Restated Articles of Incorporation provides as follows:
     SEVENTH: Indemnification and Insurance
     The Corporation shall indemnify any director, officer, incorporator, or any former director or officer of the Corporation or any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, incorporator or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as the same may be in effect from time to time, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such Law, (ii) purchase and maintain insurance or provide similar protection on behalf of the directors, officers, or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, incorporators, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.
     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
     (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
     (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.
     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

     (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
     (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
     (c) By the shareholders;
     (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
     Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.
     (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:
     (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
     (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
     (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.
     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
     (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
     In addition, the Registrant has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacities.
     The Registrant has also entered into indemnification agreements with its directors and officers, the forms of which were included as exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-1 filed on June 6, 1991, and exhibit 10(b) to the Registration Statement on Form S-8, filed on July 13, 2004, and are incorporated herein by reference.
     Item 16. Exhibits.
5.1	Opinion re: Legality.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Julia A. Davis, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney.

     Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes that:
     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time the Commission declared it effective.
     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 14th day of October, 2005.

RETAIL VENTURES, INC.
By:	/s/ James A. McGrady
James A. McGrady, Executive Vice President,
Chief Financial Officer, Treasurer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jay L. Schottenstein *	Chairman of the Board of Directors	October 14, 2005
Jay L. Schottenstein

/s/ Heywood Wilansky * Heywood Wilansky	President and Chief Executive Officer (Principal Executive Officer) and Director	October 14, 2005

/s/ James A. McGrady James A. McGrady	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 14, 2005

/s/ Henry L. Aaron*	Director	October 14, 2005
Henry L. Aaron

/s/ Ari Deshe*	Director	October 14, 2005
Ari Deshe

/s/ Jon P. Diamond *	Director	October 14, 2005
Jon P. Diamond

/s/ Elizabeth M. Eveillard*	Director	October 14, 2005
Elizabeth M. Eveillard

/s/ Lawrence J. Ring*	Director	October 14, 2005
Lawrence J. Ring

SIGNATURE	TITLE	DATE
/s/ Harvey L. Sonnenberg*	Director	October 14, 2005
Harvey L. Sonnenberg

/s/ James L. Weisman*	Director	October 14, 2005
James L. Weisman

* By: /s/ James A. McGrady

James A. McGrady, Attorney in Fact